Exhibit 99.2

Wells Real Estate Fund IX, L.P. Fact Sheet	IX

DATA AS OF SEPTEMBER 30, 2006

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	39%	12/10/96	$8,137,994	3/15/05	$12,000,000	$4,545,538
AT&T Texas	100%	45%	10/10/96	$4,474,700	N/A	N/A	N/A
Avaya	100%	39%	6/24/98	$5,512,472	N/A	N/A	N/A
305 Interlocken Parkway	100%	45%	2/20/97	$7,087,770	N/A	N/A	$361,626
360 Interlocken Boulevard	100%	39%	3/20/98	$8,567,344	N/A	N/A	N/A
Iomega	100%	39%	7/1/98	$5,934,250	N/A	N/A	N/A
1315 West Century Drive	0%	39%	2/13/98	$10,361,070	N/A	N/A	N/A
15253 Bake Parkway	SOLD	38%	1/10/97	$8,459,425	12/2/04	$12,400,000	$4,526,770
U.S. Cellular	100%	45%	6/17/96	$10,485,786	N/A	N/A	N/A
WEIGHTED AVERAGE	80%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	January 1996 – December 1996

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	84% to 16%

AMOUNT RAISED	$35,000,000

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended September 30, 2006.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund IX is in the holding phase of its life cycle. The Fund now owns interests in seven assets, having sold the 15253 Bake Parkway and Alstom Power buildings. Our focus at this time involves increasing the occupancy level within the portfolio and concentrating on re-leasing and marketing efforts that we believe will deliver greater operating performance for our investors.

During the third quarter, we completed a lease extension with U.S. Cellular at its building in Madison, Wisconsin. While the tenant will reduce its square footage at year-end, securing the additional lease term with a credit tenant paves the way for the ultimate sale of the property once the remaining vacant space is leased.

We do face some near-term leasing issues that may negatively affect our operating performance with the vacancy at 1315 West Century Drive. We are aggressively working with potential tenants in the Denver market to minimize the negative effects of the vacancy, as evidenced by our recent leasing successes at the two Interlocken assets.

The third quarter 2006 operating distributions are 4.50% (see “Estimated Annualized Yield” table), consistent with the last quarter. We anticipate that operating distributions may be reserved or remain low in the near-term, given the anticipated re-leasing costs at 1315 West Century Drive. As the outcome of the leasing efforts becomes known, the General Partners will evaluate if distributions of the remaining net sale proceeds are appropriate from the sale of the Alstom Power building.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund IX, L.P. Fact Sheet	IX

DATA AS OF SEPTEMBER 30, 2006

Property Summary

•	The Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $4,545,538 were allocated to Fund IX. The November 2005 distribution included $3,449,511 of these proceeds. The remaining $1,096,027 is being reserved to fund anticipated re-leasing costs at 1315 West Century Drive.

•	The AT&T Texas building is 100% leased through July 2011.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2008.

•	The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. During the fourth quarter 2005, we signed a lease with Flextronics USA, Inc. for the entire building that extends through August 2011.

•	The 360 Interlocken Boulevard property also is located in the Broomfield submarket of Denver, Colorado. The majority of this building is leased to Gaiam through May 2008. We have successfully increased the building occupancy to 100% with a recent lease for the remaining vacancy that commenced in May 2006.

•	The Iomega building, located in Ogden, Utah, outside Salt Lake City, is 100% leased through April 2009.

•	The 1315 West Century Drive building is located in Louisville, Colorado, adjacent to the Broomfield submarket. The lease for this property expired in April 2005, and we are aggressively pursuing leasing opportunities for this asset.

•	The 15253 Bake Parkway building, located in Orange County in southern California, was sold on December 2, 2004, following the signing of a new ten-year lease with Gambro Healthcare. Of the net sale proceeds, $4,526,770 was allocated to Fund IX, and $237,910 has been used to fund the Partnership’s pro-rata share of the Gambro re-leasing costs. We distributed $2,488,372 of these proceeds to the limited partners in May 2005. The remaining proceeds were included in the November 2005 distribution.

•	The U.S. Cellular building is located in Madison, Wisconsin. In September 2006, a lease amendment was signed that will reduce the square footage to approximately 75,000 square feet as of January 1, 2007, and extended the lease through January 2013. We are actively marketing the remaining 27,000 square feet for lease.

For a more detailed quarterly financial report, please refer to

Fund IX’s most recent 10-Q filing, which can be found on the

Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$7.10	N/A	$1.56	$6.19
PER “B” UNIT	$10	$0.00	$1.89	$8.14	$6.04

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD *

	Q1	Q2	Q3	Q4	AVG YTD
2006	4.50%	4.50%	4.50%	—	—
2005	5.00%	4.00%	Reserved	4.00%	3.25%
2004	8.25%	Reserved	8.25%	Reserved	4.13%
2003	8.25%	8.00%	9.00%	9.00%	8.56%
2002	9.00%	8.75%	9.00%	9.00%	8.94%
2001	9.00%	9.50%	9.50%	9.50%	9.38%
2000	8.75%	9.00%	9.25%	9.25%	9.06%
1999	9.15%	9.16%	9.00%	8.12%	8.86%
1998	6.88%	8.25%	8.50%	9.11%	8.19%
1997	3.05%	3.76%	5.37%	5.93%	4.53%
1996	0.00%	0.00%	7.46%	3.47%	2.76%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004		2003	2002	2001	2000
-65.71%**	-15.41	%**	12.56%	19.38%	18.58%	16.61%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010